Exhibit 99.2

Our business

Founded in 1965, Stoneridge, Inc. (NYSE: SRI) (“Stoneridge” or the “Company”) is a global designer and manufacturer of highly engineered electrical and electronic components, modules and systems for the medium-and heavy-duty truck, automotive, agricultural and off-highway equipment, and material handling and military markets. Our products and systems are critical elements in the management of mechanical and electrical systems to improve overall vehicle performance, convenience and monitoring in areas such as emissions control, fuel efficiency, safety and security. Our extensive footprint, including our joint ventures, encompasses more than 26 locations in 14 countries, enables us to supply global and regional commercial vehicle and automotive manufacturers around the world. For the twelve months ended June 30, 2010, our net sales were $566.1 million and our adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) was $47.9 million.

Our custom-engineered products and systems are used to activate equipment and accessories, monitor and display vehicle performance and control, and distribute electrical power and signals. Our product offerings consist of: (i) vehicle instrumentation systems, (ii) vehicle management electronics, (iii) application-specific switches and actuators, (iv) sensors and (v) power and signal distribution systems. We supply our products, predominantly on a sole-source basis, to many of the world’s leading medium-and heavy-duty truck and automotive original equipment manufacturers (“OEMs”), and select non-vehicle OEMs, as well as certain commercial vehicle and automotive tier one suppliers. These OEMs are increasingly utilizing electronic technology to comply with more intensive regulations (particularly emissions and safety) and to meet end-user demand for improved vehicle performance and greater convenience. As a result of this trend, per-vehicle electronic content has been increasing. Our product offerings provide us with the opportunity to capitalize on this trend to grow faster than the underlying vehicle volume growth in markets that we serve.

Our products and systems are sold to numerous OEM and tier one supplier customers, in addition to aftermarket suppliers, for use on many different vehicle platforms. We supply multiple different parts to many of our principal customers under requirements contracts for a particular model. These contracts range in duration from one year to the production life of the model, which commonly extends for three to seven years. In 2009, net sales to medium-and heavy-duty truck, automotive and light truck, and agricultural/other equipment manufacturers accounted for approximately 50%, 33%, and 17% of our net sales, respectively. Embedded within the above net sales percentages is 5.5% which is sold to the aftermarket distribution channel.

Our OEM customer base currently includes:

Navistar International Corp.	Deere & Company
Ford Motor Company	General Motors Company
Chrysler LLC	MAN SE
Daimler AG	Volvo AB
Scania AB	PACCAR Inc.
Nissan Motor Co., Ltd.	Blue Bird Corporation
Mazda Motor Corporation

In addition, we supply products to a wide range of tier one suppliers, including American Axle & Manufacturing Holdings, Inc., Delphi Automotive LLP, Lear Corporation, Cummins Inc., Detroit Diesel Corporation and Visteon Corporation, as well as non-vehicle OEMs such as Carrier Corporation, NACCO Industries, Inc., and Thermo King Corporation.

Our products

Our products are associated with electronics management and the distribution of power in vehicles in order to improve vehicle performance and reliability. We offer a broad line of products through two reportable segments: Electronics and Control Devices.

Electronics.  Our Electronics segment produces electronic instrument clusters, electronic control units, driver information systems and electrical distribution systems (primarily wiring harnesses and connectors for electrical power and signal distribution). These products collect, store and display vehicle information such as speed, pressure, maintenance data, trip information, operator performance, temperature, distance traveled and driver messages related to vehicle performance. In addition, power distribution systems regulate, coordinate and direct the operation of the electrical system within a vehicle. These products use state-of-the-art hardware, software and multiplexing technology and are sold principally to the medium-and heavy-duty truck, agricultural and off-highway vehicle markets. We also manufacture entire instrument panels for the medium-duty truck market that are configured specifically to the OEM customer’s specifications.

Control Devices.  Our Control Devices segment designs and manufactures products that monitor, measure or activate specific functions within a vehicle. This segment includes product lines such as sensors, switches, valves, and actuators, as well as other electronic products. Sensor products are employed in major vehicle systems such as the emissions, safety, powertrain, braking, climate control, steering and suspension systems. Switches transmit signals that activate specific functions. Our switch technology is principally used in two capacities, user-activated and hidden. User-activated switches are used by a vehicle’s operator or passengers to manually activate headlights, rear defrosters and other accessories. Hidden switches are not typically visible to vehicle operators or passengers and are engaged to activate or deactivate selected functions as part of normal vehicle operations, such as brake lights. In addition, our Control Devices segment designs and manufactures electromechanical actuator products that enable OEMs to deploy power functions in a vehicle and can be designed to integrate switching and control functions. We sell these products principally to the automotive and light truck market.

The following table sets forth, for the periods indicated, the percentage of net sales attributable to our products:

	Segment	Percentage of Net Sales for
Product Category		Year Ended December 31, 2009	Year Ended December 31, 2008	Six months Ended June 30, 2010
Vehicle electrical power & distribution systems	Electronics	41%	40%	41%
Electronic instrumentation & information display products	Electronics	23%	29%	22%
Actuator & temperature, pressure & speed sensors	Control Devices	19%	17%	20%
Switch & position sensors	Control Devices	17%	14%	17%

Our joint ventures

We have significant joint ventures which are located in the rapidly developing markets of Brazil and India. The sales and EBITDA of our 50.0% owned joint venture based in Brazil, PST Eletrônica S.A. (“PST”), and our 49.0% owned joint venture based in India, Minda Stoneridge Instruments Ltd. (“Minda”), are currently not consolidated in our financial results, as these joint ventures are recorded using the equity method of accounting. Our joint venture financial results appear as equity in earnings of investees in our financial statements. These joint ventures help us achieve several strategic objectives, including: (i) diversifying our business by expanding in high growth regions, (ii) accessing complementary design processes, growth technologies and intellectual capital and (iii) realizing cost savings from combined sourcing. Our joint ventures have been significant contributors to our financial results. Revenue, EBITDA and equity earnings by joint venture for each of the five years ended December 31, 2009, 2008, 2007, 2006 and 2005 and the six months ended June 30, 2010 and 2009 are summarized in the following table:

	Years Ended December 31,					Six months ended June 30,
(In millions)	2009	2008	2007	2006	2005	2010	2009
	(Unaudited)
Revenue
PST	$140.7	$174.3	$133.0	$94.1	$70.8	$74.7	$52.0
Minda(A)	20.4	22.4	20.0	12.9	5.1	18.3	8.4
Total revenue(A)	$161.1	$196.7	$153.0	$107.0	$75.9	$93.0	$60.4
PST cash flows data:
Cash provided by operations	$18.5	$18.1	$19.0	$12.4	$14.0	$0.2	$17.4
Cash used in investing	$(8.2)	$(11.5)	$(6.0)	$(3.8)	$(1.7)	$(6.1)	$(6.9)
Cash used in financing	$(16.2)	$(6.3)	$(11.7)	$(9.6)	$(7.8)	$—	$(1.2)
EBITDA (A)
PST(1)	$22.9	$36.8	$28.1	$19.1	$13.1	$8.5	$6.7
Minda(1)	2.3	2.1	2.3	1.8	0.7	1.6	0.8
Total EBITDA	$25.2	$38.9	$30.4	$20.9	$13.8	$10.1	$7.5
Equity earnings of investees
PST	$7.4	$12.8	$10.4	$6.8	$4.0	$1.8	$1.4
Minda	0.4	0.7	0.5	0.4	0.1	0.5	0.1
Total equity earnings of investees	$7.8	$13.5	$10.9	$7.2	$4.1	$2.3	$1.5
Total PST cash dividends paid to the Company(2)	$7.3	$4.2	$5.6	$3.7	$2.2	$—	$—
(A)	Information is unaudited.

(1) EBITDA is a non-GAAP financial measure. The following financial data presented for the years ended December 31, 2009, 2008, 2007, 2006 and 2005 and six months ended June 30, 2010 and 2009 are reconciliations of EBITDA, which are intended to facilitate analysis of our business and our operating performance. This information is not and should not be viewed as a substitute for financial measures under GAAP. Other companies may calculate EBITDA financial measures differently. See “Non-GAAP financial measures.”

	Years Ended December 31,					Six Months Ended June 30,
(In millions)	2009	2008	2007	2006	2005	2010	2009
	(Unaudited)					(Unaudited)
PST EBITDA reconciliation:
Net income	$14.6	$25.0	$20.3	$14.5	$8.6	$3.7	$2.7
Interest expense (income), net	1.8	0.8	1.5	(0.2)	0.9	0.3	1.2
Provision for income taxes	1.0	6.8	4.8	3.4	2.3	1.0	0.6
Depreciation and amortization	5.5	4.2	1.5	1.4	1.3	3.5	2.2
EBITDA	$22.9	$36.8	$28.1	$19.1	$13.1	$8.5	$6.7

	Years Ended December 31,					Six Months Ended June 30,
(In millions)	2009	2008	2007	2006	2005	2010	2009
	(Unaudited)					(Unaudited)
Minda EBITDA reconciliation:
Net income	$1.4	$1.3	$1.5	$1.3	$0.3	$1.0	$0.4
Interest expense, net	—	—	—	0.1	0.1	—	—
Depreciation and amortization	0.9	0.8	0.8	0.4	0.3	0.6	0.4
EBITDA	$2.3	$2.1	$2.3	$1.8	$0.7	$1.6	$0.8

(2) Cash distributions from PST have historically been paid in the fourth quarter.

PST specializes in the design, manufacture and sale of electronic vehicle security, vehicle tracking and infotainment devices. PST sells its products through the aftermarket distribution channel, to factory authorized dealer installers, also referred to as original equipment services (“OES”), and to OEMs. PST has experienced rapid growth driven by strong demand for vehicle security products in South America. As a result, PST’s sales over the past five years have increased from approximately $70.8 million in 2005 to approximately $174.3 million in 2008, before declining to approximately $140.7 million in 2009 because of the global economic decline. PST has achieved its growth primarily by maintaining a leadership position in aftermarket security products (57% of sales), further developing its OES distribution network (33% of sales), increasing penetration of OEMs (10% of sales) and introducing new products such as infotainment and new services such as vehicle tracking. PST’s EBITDA has increased from approximately $13.1 million in 2005 to approximately $36.8 million in 2008, before declining to approximately $22.9 million in 2009.

Minda manufactures electromechanical/electronic instrumentation equipment primarily for the light vehicle, motorcycle and commercial vehicle markets. We leverage our investment in Minda by sharing our knowledge and expertise in electrical components and systems and expanding Minda’s product offering through the joint development of Stoneridge products designed for the market in India. We are contemplating the introduction of additional existing Stoneridge product lines to the Minda joint venture. Minda also provides Stoneridge with a local manufacturing and marketing presence in India, and therefore, a platform to expand further into the light vehicle and commercial vehicle markets. Minda has increased its sales from approximately $5.1 million for the year ended December 31, 2005 to approximately $20.4 million for the year ended December 31, 2009. For the year ended December 31, 2009, Minda reported EBITDA of approximately $2.3 million, compared to EBITDA of $0.7 million for the year ended December 31, 2005.

Realignment of our operations

Beginning in early 2006 with the arrival of a new management team led by John C. Corey, President and Chief Executive Officer and George E. Strickler, Executive Vice President and Chief Financial Officer, we have realigned and refocused our operations. Over the past three and a half years, the Company has successfully reconfigured its organization, consolidated its operations, reduced its manufacturing costs and strengthened its balance sheet in its drive to create long-term shareholder value. Our efforts in this time period have focused on permanently lowering our cost structure, more rigorous management of our return on invested capital and improving our ability to capture future sales opportunities. All of these actions have positioned us to benefit from the improving industry conditions we are currently experiencing.

Our initial objective was to improve our underperforming manufacturing operations. As part of those efforts, in 2006, we made the decision to eliminate two manufacturing facilities to reduce factory overhead. In the fourth quarter of 2007, we announced a restructuring plan which included the closure of our facilities in Sarasota, Florida and Mitcheldean, England. We completed the closures of these facilities in 2008, without reducing production capacity, as we transferred production lines and equipment to other lower-cost facilities.

As the global downturn intensified in the second half of 2008, we expanded the scope of our restructuring program to target additional efficiencies. We consolidated our Juarez, Mexico facility from three business management units to one, combined the administrative functions of our instrumentation and wiring units in North America and we consolidated our two manufacturing locations in Canton, Massachusetts into one. In addition, we completed the expansion of our Lexington, Ohio facility, adding manufacturing, engineering and lab space to accommodate our growing sensor and emission business.

In 2009, we continued these efforts by: (i) consolidating the management of our two business units in Lexington, Ohio and Canton, Massachusetts into a single unit, (ii) reducing staff throughout our organization, (iii) freezing all merit increases, implementing furloughs without pay, implementing a reduction in wages for our senior leaders and shortening work weeks to reflect the lower production schedules of our customers, (iv) outsourcing a non-core stamping operation, (v) reducing our design and development spends as our customers reduced their investment in programs, (vi) improving quality to lower costs, (vii) integrating our North American Electronics group, resulting in lower manufacturing overhead and selling, general and administrative (“SG&A”) costs and (viii) continuing to implement lean manufacturing principles.

As a result of the breadth, depth, and timing of our actions, we were able to generate free cash flow (operating cash flow less capital expenditures) in each of the last three years, including through the recent economic downturn. We have experienced and expect to continue to experience significant savings in overhead and SG&A related costs when compared to 2008 when industry volumes were higher, as our efforts have been focused on permanent cost reduction or elimination.

Our second strategic objective was to improve our financial performance through more rigorous management of working capital and capital expenditures to improve our return on invested capital, generate positive free cash flow and maintain our liquidity. The core aspect of our strategy was to establish financial targets and metrics to drive shareholder value and mange our risk profile in the industries we serve. To address the heightened risks during the economic downturn, we established targets to improve the past due accounts of our customers and to manage our risk profiles with our suppliers and our customers. We developed a global tax and cash strategy to facilitate our ability to move our cash with minimal expense to support our global business operations. We also established a long-term target of 12% return on invested capital.

In recent years we have successfully managed our capital expenditures and working capital investments to be consistent with the market and the performance of our customers. Key steps we have taken include (i) managing our cash collection cycle, (ii) entering into commodity hedges to reduce raw material cost volatility, (iii) implementing measures to improve our inventory management and reduce working capital, (iv) selling non-core assets, and (v) working with our employees to enhance skill sets in selected functions and align compensation to common goals.

The third objective of our plan was to improve our ability to capture future sales opportunities by focusing on our marketing capabilities to drive top-line growth. We have established an organic growth target of 6% to 8% per year, which we intend to achieve by further penetrating global markets, especially the emerging markets Brazil, India and China, diversifying our customer base, and driving new technologies that can be cross-sold to multiple customers.

We enhanced our joint venture opportunities by increasing our ownership position in our joint venture in India and expanding the product lines and technologies in PST and Minda. We are focused on identifying the most promising market opportunities and investing our resources toward finding the best ways to develop and deliver solutions that meet the needs of customers in the markets in which we chose to participate. For example, in North America, we created a more focused and integrated business structure by consolidating the wiring and electronics businesses in North America to form our North America Electronics Division. This group demonstrated its speed and flexibility by winning a U.S. Defense program award for the MRAP (Mine Resistant Ambush Protected) vehicle by supporting a major customer development project. As an adjunct to our growing military vehicle business, we acquired 51% of Bolton Conductive Systems, LLC (“BCS”) in October 2009 to expand our presence with other key customers in the military vehicle market.

Key actions we have undertaken to deliver marketing excellence include: (i) repositioning or eliminating underperforming products, (ii) diversifying our product and geographic base, (iii) targeting growth in emerging markets, (iv) promoting cross-selling opportunities and (v) focusing on “cornerstone” customers —namely customers that are market leaders, operate globally and maintain significant market presence, and that have a commitment to being technology leaders in the marketplace.

The success of our enhanced marketing capabilities is evidenced by our new business awards. Current new business awards that are included in our five year forecast have an estimated value of $290.0 million. This figure, which represents the highest new business award level that we have achieved in the last five years, includes an estimated $63.3 million of new business awards received during the first half of 2010. We will begin production on these new business awards at various times in 2010 through 2014.

Our business strategy

Our strategic objective is to focus on markets, products and customers that will generate attractive shareholder returns. The improvements to our operating cost structure described above, together with our technologies and growing and diverse customer base, are expected to contribute to improved returns. We expect that our product offerings will enable us to capitalize on the expected growth in demand for electronic content in the medium- and heavy-duty truck, agricultural and other equipment and automotive end-markets.

We are committed to enhancing our financial performance through the following strategies:

Target markets and products in which we maintain a competitive advantage

We are focused on products and markets in which our advanced engineering and technology are differentiated and where we can develop and maintain a competitive advantage. We believe that our rapid design capabilities and collaborative approach to product innovation favorably position us with our customers. Our state-of-the-art engineering processes and technologies and products improve our ability to win new business awards.

Focus on technological advancement and “smart” products

In order to increase our vehicle platform penetration, we continue to invest in our technological and design capabilities. These efforts have resulted in the introduction of a number of new products. As the demand for increasingly sophisticated electronic systems and components continues to grow, we intend to continue to work actively with our customers to develop “smart” products that help our OEM customers meet regulatory requirements for performance, safety and environmental impact, while satisfying end-customer demand for convenience, product differentiation and lower-cost vehicles. We are actively managing the technology of next-generation products in order to sustain our competitive advantage in the key technology areas where we are recognized as a leader. Examples of “smart” products we have developed include torque sensors, capacitive sensors and soot sensing components.

Concentrate on application-specific, sole sourced products

We are concentrating our development efforts on application-specific products. These products are expected to yield higher profit margins than standard components and to allow us to differentiate our product offerings from our competitors. Application-specific products are also more likely than “off the shelf” products to be sold on a sole-source basis and are more likely to promote long-term customer relationships.

Continue to improve operational efficiency and cost position

We believe the implementation of many initiatives of our business realignment has yielded a competitive cost structure. We have reduced our fixed costs and increased our operating efficiencies. We believe that our efficiency improvements have enabled us to optimize further our manufacturing capacity and as a result we are well positioned to meet the growth in our end markets. Going forward, we will continue to seek ways to lower our overall cost structure by focusing on initiatives that further reduce our fixed cost base as well as material and labor costs.

Further expand presence in high growth regions and end markets

OEMs are continuing to require suppliers to provide components on a global basis as vehicle platforms are standardized across geographic markets. Today, approximately 61% of our manufacturing capacity, including our joint ventures, is located outside the United States, with over 54% located in developing countries where labor costs are lower. Over the last 15 years, our expansion into new markets, both product and geographic, has been conducted through both direct investment and joint ventures. Our international joint ventures help serve our global customers on a local basis, capture share among local OEMs in emerging markets and produce operational cost synergies. Our current China operations are wholly-owned by Stoneridge. Our new technology center in Shanghai, China in March 2010 added engineering resources and testing equipment to meet customer demands in China for our instrumentation and wiring businesses.

Our competitive strengths

By pursuing our strategy of reducing costs, diversifying our customer base, focusing on new technologies and maintaining a strong balance sheet with ample liquidity, we have positioned ourselves to capitalize on the recovery of our markets in North America and Europe, and the continued growth of these markets in Brazil, India, and China.

The following competitive strengths support our business strategy:

Well-positioned to capitalize on technological and regulatory trends within our core sectors

In recent years, the commercial vehicle and automotive markets have been subjected to heightened regulations, which impose stricter engine emission standards and higher fuel economy targets. We expect that these regulations, which are being phased in over time, will increase demand for our emissions-related sensors. An example of where we are benefiting from this technological trend is our Exhaust Gas Temperature (EGT) sensor used in emissions control. We have also benefited from mandated regulatory changes requiring the monitoring of truck operating characteristics with the introduction of our tachograph product. Additionally, electronics are playing an increasingly important role in the management of vehicle systems as older mechanical assemblies are replaced by new electronic systems that are more reliable and intelligent.

Established global manufacturing footprint and expanding geographic reach with profitable presence in key emerging markets

We have both a competitive cost structure and the capacity for growth in low-cost regions that allow us to better serve our customers in the markets in which they currently operate, as well as in emerging markets targeted for future growth. With approximately 54% of our total manufacturing capacity, including our joint ventures, currently located in developing countries with lower wage structures, we believe that we will be able to earn attractive margins while maintaining competitive pricing. In addition, our joint ventures afford us strategic access to new customers and new technologies in rapidly developing economies, as well as opportunities to cross-sell existing and future products. A recent example of this is a telematics product award for GPS tracking that was achieved through the collaboration of our European instrumentation operations and our Brazilian joint venture. This product will be produced and sold in both the Brazilian and European end-markets.

Strong, long-standing customer relationships

We have long-standing relationships with leading domestic and international vehicle OEMs, such as Navistar International Corp., Deere & Company, Ford Motor Company, General Motors Company, Chrysler LLC, Scania Group, MAN SE, Daimler AG and Volvo Group, each of which has significant presence in its respective end-markets. Some of our relationships date back to the Company’s founding in 1965. Because of the technical complexity and lengthy product development cycle of products and systems sold into the commercial and light vehicle markets, long-standing customer relationships are a major competitive advantage. These established relationships also provide stability of existing business and insight into new business development opportunities. We believe that our ability to develop innovative solutions that address our customers’ challenges, by utilizing a highly collaborative approach, has helped differentiate us from our competitors.

Strong design and development/technology pipeline of new products for long-term opportunities

We have a strong track record of successful innovation and results-driven product development. Our design capabilities have contributed consistently to new wins that support the Company’s growth. Over the last two years, we have continued to focus on value-added, growth-oriented technologies. For example, we have developed advanced capabilities in magnetic sensing, enabling the development of torque and cylinder positioning sensors which has resulted in increased customer queries. Also, we seek to leverage our technology by cross-selling to multiple customers and across a variety of applications. An example of this is our multi-lever module that incorporates sensors, modules, switches and wiring from various units and both segments of the Company.

Improved cost structure resulting from restructuring and other cost control initiatives, while generating strong free cash flow and liquidity positions

We believe that the implementation of our restructuring program over the past three years has resulted, and we expect it to continue to result in, improved profitability. We have implemented global purchasing initiatives that have reduced raw material costs on a relative basis. While we have sought to optimize our manufacturing facilities and to improve our cost structure, we have not compromised capacity. We have generated positive free cash flow (operating cash flow less capital expenditures) throughout the economic downturn of $1.8 million, $17.9 million and $15.4 million in 2009, 2008 and 2007, respectively. We have also maintained a strong balance sheet throughout the economic downturn and have reduced our debt over the last three years by $15.3 million. We have also maintained significant cash balances over the past three years with of $91.9 million, $92.7 million and $95.9 million at December 31, 2009, 2008 and 2007, respectively. Additionally, we have no material pension or other post-employment benefits liabilities.

Our business environment

The discussion of the commercial vehicle and automotive industry that follows includes market data and forecasts that we obtained from industry publications and surveys and internal company sources. Forward-looking information, including any forecast, is inherently unreliable and we make no assurances that the forecasts contained herein are accurate. See “Forward-Looking Statements” and “Market and Industry Data and Forecasts”.

Our products are used principally in the production of vehicles for the medium- and heavy-duty truck, automotive, agricultural and off-highway vehicle markets. Sales, and therefore results of operations, are significantly dependent on the general state of the economy and other factors that affect these markets. Approximately 67%, 70% and 60% of our net sales in 2009, 2008 and 2007, respectively, were derived from the medium- and heavy-duty truck, agricultural and off-highway vehicle markets. The balance of our net sales were made to the automotive market.

We believe that demand for commercial vehicles is primarily dependent upon three key factors: (i) the broader economy, which drives freight transportation levels and fleet utilization, (ii) regulatory changes that affect vehicle design (e.g., CO2 emissions), and (iii) the age of the existing truck fleet. Sales in the automotive industry are principally driven by the health of the overall economy.

Our 2009 results were affected negatively by the severe declines in the commercial vehicle markets in North America and Europe, and the automotive market in North America caused by the global recession. Based on data from ACT Research and J.D. Power and Associates, commercial vehicle production volumes in North America and Western Europe declined by 43% and 64%, respectively, in 2009 when compared to 2008. Based on data from CSM Worldwide, automotive production volumes in North America declined by 32% in 2009 versus the prior year. In 2010, however, we have begun to experience meaningful signs of recovery. Retail sales and production rates, as reported by third parties, have shown significant year-over-year growth.

North American and Western European truck market

Our Electronics segment primarily sells to commercial vehicle markets worldwide. Stoneridge’s largest markets are medium- and heavy-duty trucks in North America and Western Europe. According to third party projections, by 2012, medium- and heavy-duty production in North America and Western Europe are expected to more than double from 2009 volumes.

The North American truck market is expected to experience significant growth over the next several years, due primarily to a recovery in the broader economy and the release of pent up demand. According to data from ACT Research, illustrated in the chart below, the current fleet age has never been older since the data began being recorded in 1979.

Source: ACT Research

We believe that truck production has reached a turning point, as recent data reflect meaningful growth in order volume. According to data from ACT Research, net new orders for medium-duty trucks in North America have experienced strong sequential (month-over-month) increases of 14%, 13%, 9% and 48% in May, June, July and August, respectively. As a result, in the first eight months of 2010, medium-duty production and retail sales are 21% and 13% higher, respectively, than the prior year period. Heavy-duty Class 8 data showed similar signs of strength, with net new orders, production, and retail sales through August 2010 growing 40%, 27%, and 19%, respectively, as compared to the prior year.

The Western European truck market has reported similar strength. According to the European Automobile Manufactures’ Association, truck registrations in June 2010 were up almost 13% compared to the prior month and almost 12% compared to the prior year.

According to ACT Research, North American production is expected to improve from a cyclical low of approximately 234,000 units in 2009 to approximately 528,000 units in 2013 resulting in a 23% compound annual growth rate (“CAGR”). According to J.D. Power and Associates, Western European production is projected to improve approximately 336,000 units by 2013 from a cyclical low in 2009 of approximately 196,000 units, growing at a CAGR of 28%.

North American and Western European automotive market

Our Control Devices segment sells primarily to automotive end markets in North America and Western Europe. According to CSM Worldwide and Global Insights, North American auto production is expected to recover faster than Western Europe. North American production is projected to grow at a CAGR of 14% during 2009 – 2013, increasing by approximately 5.9 million total units. A majority of the production improvement is expected to occur in 2010, growing approximately 37% year-over-year. Europe is projected to grow at a 5% CAGR, increasing by approximately 2.7 million units from 2009 – 2013.

Capitalization

The following table sets forth our cash and cash equivalents and capitalization as of June 30, 2010:

•   on an actual basis; and

•   on as adjusted basis to give effect to the sale of the notes offered hereby and the repurchase of all of the Old Notes tendered pursuant to the Tender Offer (assuming that all such Old Notes are tendered for the total consideration offered).

You should read the information in this table in conjunction with “Use of proceeds,” “Selected financial data,” “Management’s discussion and analysis of financial condition and results of operations,” our consolidated financial statements and related notes to those statements contained elsewhere in this offering memorandum and our unaudited condensed consolidated financial statements and related notes thereto included elsewhere in this offering memorandum.

	As of June 30, 2010
	Actual	As Adjusted
	(in thousands)
Cash and cash equivalents	$74,608	$51,213
Debt:
ABL credit facility(1)	$—	$—
11½% Senior Notes due 2012	183,000	—
Notes offered hereby	—	175,000
Other debt(2)	1,728	1,728
Total debt	184,728	176,728
Total shareholders’ equity	79,670	68,360
Total capitalization	$264,398	$245,088

(1) — The current expiration date of the ABL Facility is November 1, 2011. We expect to enter into an Amended and Restated Credit and Security Agreement relating to the ABL Facility, which will become effective upon issuance of the notes, which will, among other things, extend the expiration date of the ABL Facility to November 1, 2012.

(2) — Other debt is comprised of a master revolving note and installment notes held by our majority owned subsidiary, Bolton Conductive Systems LLC.

New Management Team Has Realigned Operations Resulting in $50+ million in Structural Cost Reductions.